UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

MICROHELIX, INC.
(Exact name of Registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

19500 SW 90th Court, Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 503-692-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 12, 2007, microHelix, Inc. ("microHelix") entered into several agreements in connection with an additional loan from MH Financial Associates, LLC, an Oregon limited liability company ("MH Financial"). The agreements entered into were:

(a)
Second Agreement Regarding Amendment of Promissory Note under which MH Financial agreed to loan an additional $750,000 to microHelix by adding that amount to the Amended and Restated Promissory Note dated October 19, 2006 (the "Original Note") payable by microHelix to MH Financial. In connection with the additional loan, the right to convert the Original Note into Common Stock of microHelix was deleted. James M. Williams, Chairman of the Board and a director of microHelix, is an investor in MH Financial. MH Financial is an affiliate of Aequitas Capital Management, Inc., which serves as microHelix's financial advisor.

As additional consideration to MH Financial for extending additional credit to microHelix, microHelix's Board of Directors approved (subject to approval by the shareholders of microHelix) the sale (the "Sale") to MH Financial or its assigns of all of microHelix's microCoax division's assets, which comprise substantially all of the operating assets of microHelix, and all issued and outstanding shares of Moore Electronics, Inc. ("Moore"), microHelix's wholly owned subsidiary. The closing date for the sale would be not later than September 30, 2007. The Sale is subject to the following terms and conditions:

(i)
The purchase price for the Sale would consist of the release of microHelix from liability under the Amended Note (defined below), including all amendments and modifications thereto, and assumption by the purchaser or by Moore of all loans, debts and payables of microHelix.

(ii)	All Series C Preferred Stock of microHelix (which is currently held by MH Financial) is converted into shares of Common Stock of microHelix before or concurrently with the closing of the Sale.

(iii)
microHelix's Board of Directors retains the fiduciary right to obtain a better offer for the purchase of microHelix and/or its assets (an "Alternative Sale"), provided that no Event of Default (as defined in the Amended Note) has occurred and is continuing, and, subject to MH Financial's right to close the Sale as set forth in (iv) below, all principal, interest and other amounts due under the Amended Note are paid in full before the closing of the Sale and contemporaneously with the closing of the Alternative Sale.

(iv)
MH Financial or its assigns may close the Sale at any time following approval of the Sale by microHelix's shareholders. Following such approval, MH Financial may give microHelix notice of its intent to close the Sale. If microHelix has not closed an Alternative Sale within 10 days following MH Financial's notice, microHelix and MH Financial shall proceed to close the Sale within 20 days following MH Financial's notice or such longer period as is mutually agreed.

microHelix has agreed to use commercially reasonable efforts to obtain shareholder approval at its 2007 annual meeting for approval of the Sale and to increase the authorized capital stock of microHelix to 100 million shares of Common Stock and 10 million shares of Preferred Stock. Exercise of the warrants described below requires such an increase in the authorized capital of microHelix, and their exercise is conditioned upon such increase in authorized capital. Shareholders holding approximately 52.7% of the voting capital stock of microHelix have executed and delivered to MH Financial a voting agreement under which they have agreed to vote in favor of the Sale (subject to the microHelix Board of Director's fiduciary right to accept an Alternative Sale) and to approve the increase in authorized capital stock. microHelix anticipates that it will mail a proxy statement to its shareholders during the third week of April 2007 and will hold its annual meeting during the second week of June 2007.

(b)
Second Amended and Restated Promissory Note (the "Amended Note") issued to MH Financial, in the principal amount of $1,778,964.25, which bears interest at a rate of 12% per annum ("Current Interest"). Additional interest accrues on the Amended Note at a rate of 8% per annum, which is compounded quarterly and is payable at maturity ("Deferred Interest"). microHelix will make separate payments with respect to $1,006,086.13 of the principal under the Original Note ("Loan 1") and with respect to $750,000 of the principal added in the Amended Note ("Loan 2"). Beginning April 19, 2007 and on the same day of each subsequent month, microHelix will pay $20,000 per month to be applied to Current Interest and principal on Loan 1 and will pay $7,500 per month of Current Interest on Loan 2. On September 30, 2007, microHelix will make an additional payment of accrued Current Interest through that date with regard to Loan 2. Beginning on October 31, 2007, and on the last day of each subsequent month through and including May 31, 2008, microHelix will pay $87,555.27 per month to be applied against the Current Interest and principal balance of Loan 2. All amounts outstanding under the Amended Note, including the Deferred Interest, are due and payable on June 30, 2008.

The Amended Note continues to be secured by a lien against substantially all of the assets of microHelix and Moore, including all of the outstanding common stock of Moore. MH Financial may accelerate all amounts due under the Amended Note in the event of default. In addition, all amounts outstanding under the Amended Note are due and payable upon the sale of all or substantially all of the assets of microHelix to anyone other than MH Financial, or upon the transfer of ownership of more than 50% of the stock of microHelix.

microHelix used $153,698 of the proceeds from Loan 2 of the Amended Note to pay in full a promissory note previously issued to James M. Williams. The remaining proceeds were and will be used to make payments to certain vendors and to fund operating costs. The Amended Note replaces and supersedes the Original Note.

(c)
In connection with Loan 2, microHelix issued a warrant (the "Note Warrant") to MH Financial to purchase 10,000,000 shares of Common Stock at an initial exercise price of $0.001 per share. The Note Warrant expires on March 11, 2010.

(d)
microHelix was in default under the Original Loan. In connection with Loan 2, microHelix and MH Financial entered into a Forbearance and Waiver Agreement (the "Forbearance Agreement"). MH Financial agreed to forbear with respect to such defaults and agreed to waive certain of microHelix's obligations to register shares of Common Stock owned by MH Financial pursuant to the Registration Rights Agreement dated October 19, 2006 between microHelix and MH Financial the ("Registration Rights Agreement").

(e)
As consideration for the Forbearance Agreement, microHelix agreed to issue a warrant to MH Financial to purchase shares of microHelix Common Stock (the "Forbearance Warrant") to purchase 2,900,000 shares of Common Stock at an exercise price of $0.001 per share. The Forbearance Warrant expires on March 11, 2010.

(f)
As additional consideration for the Forbearance Agreement, microHelix agreed to reduce the exercise price to $0.001 per share for warrants issued to MH Financial pursuant to the Original Note for a total of 2,296,532 shares of microHelix Common Stock. microHelix also agreed to issue future warrants under the Amended Note with an exercise price of $0.001 per share. After giving effect to the additional warrants issued in connection with the Amended Note and the Forbearance Agreement, MH Financial is the beneficial holder of approximately 55% of the Common Stock, and of the voting capital stock, of microHelix.

(g)
Amendment to Registration Rights Agreement under which microHelix grants MH Financial certain registration rights with respect to the Common Stock issuable pursuant to the Amended Note and the Note Warrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 12, microHelix issued the Amended Note to MH Financial. The disclosure contained in paragraphs (a) and (b) of Item 1.01 above is hereby incorporated into this Item 2.03 by this reference.

Item 3.02. Unregistered Sale of Equity Securities.

On March 12, 2007, microHelix issued to MH Financial: (a) the Amended Note; (b) the Note Warrant and (c) the Forbearance Warrant. These securities were issued to an accredited investor in reliance on Regulation D promulgated under the Securities Act of 1933, as amended. The disclosure contained in paragraphs (a), (b), (c), (d), (e) and (f) of Item 1.01 above are hereby incorporated into this Item 3.02 by this reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Tyram H. Pettit, effective March 15, 2007, has resigned as microHelix's President and Chief Executive Officer. Mr. Pettit will remain a director of microHelix.

(c) Steve Ashton, Chief Executive Officer of Moore, will assume the role of President and Chief Executive Officer of microHelix effective March 15, 2007. Dr. Ashton will receive base compensation of $120,000 per year, and is eligible to receive a cash bonus of approximately $150,000 if certain performance objectives are achieved, and is eligible to receive a warrant for 1,000,000 shares of microHelix Common Stock with an exercise price of $0.001 per share and a term of five years.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this Form 8-K:

10.1	Second Agreement Regarding Amendment of Promissory Note dated March 12, 2007 between microHelix, Inc. and MH Financial Associates, LLC.

10.2	Second Amended and Restated Promissory Note dated March 12, 2007 issued by microHelix, Inc. to MH Financial Associates, LLC.

10.3	Form of Warrant dated March 12, 2007 issued by microHelix, Inc. to MH Financial Associates, LLC and to be issued to Dr. Steve Ashton.

10.4	Form of Amendment to Warrant dated March 12, 2007 between microHelix, Inc. and MH Financial Associates, LLC.

10.5	Forbearance and Waiver Agreement dated March 12, 2007 between microHelix, Inc. and MH Financial Associates, LLC.

10.6	Amendment to Registration Rights Agreement dated March 12, 2007 between microHelix, Inc. and MH Financial Associates, LLC.

10.7	Independent Contractor Agreement effective February 12, 2007 between Moore Electronics, Inc. and Dr. Steve Ashton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

microHelix, Inc. (Registrant)

Date: March 16, 2007	By:	/s/ Steve Ashton
Steve Ashton
President and Chief Executive Officer